Exhibit 99.2

Lock-Up Agreement

July 17, 2012

Merrill Lynch, Pierce, Fenner & Smith
 Incorporated,
Jefferies & Company, Inc.
  as Representatives of the several
  Underwriters to be named in the
  within-mentioned Underwriting Agreement

c/o Merrill Lynch Pierce, Fenner & Smith
             Incorporated
One Bryant Park
New York, New York 10036

c/o Jefferies & Company, Inc.
520 Madison Avenue
New York, New York 10022

Re:          Proposed Public Offering by Susser Holdings Corporation

Dear Sirs:

The undersigned, a stockholder and/or an officer and/or director of Susser Holdings Corporation, a Delaware corporation (the “Company”), understands that Merrill Lynch, Pierce, Fenner & Smith Incorporated and Jefferies & Company, Inc., as representatives of the several Underwriters (the “Representatives”), propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with the Company and the Selling Shareholders providing for the public offering of shares (the “Securities”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”).  In recognition of the benefit that such an offering will confer upon the undersigned as a stockholder and/or an officer and/or director of the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees with each underwriter to be named in the Underwriting Agreement that, during the period beginning on the date hereof and ending on the date that is 90 days from the date of the Underwriting Agreement (subject to extensions as discussed below), the undersigned will not, without the prior written consent of the Representatives, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of the Company’s Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition (collectively, the “Lock-Up Securities”), or exercise any right with respect to the registration of any of the Lock-up Securities, or file or cause to be filed any registration statement in connection therewith, under the Securities Act of 1933, as amended, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise.

Notwithstanding the foregoing, and subject to the conditions below, the undersigned may transfer the Lock-Up Securities without the prior written consent of the Representatives:

(i)	as a bona fide gift or gifts;

(ii)
to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned (for purposes of this lock-up agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin);

(iii)	as a distribution to limited partners or stockholders of the undersigned; or

(iv)	to the undersigned’s affiliates or to any investment fund or other entity controlled or managed by the undersigned;

provided that in the case of such transfers described in clauses (i) through (iv) above, (1) the Representatives receive, on behalf of the Underwriters, a signed lock-up agreement for the balance of the lockup period from each donee, trustee, distributee, or transferee, as the case may be, (2) any such transfer shall not involve a disposition for value, (3) such transfers are not required to be reported in any public report or filing with the Securities and Exchange Commission, or, to the extent required to be reported, shall indicate that such transaction was not made in the open market, and (4) the undersigned does not otherwise voluntarily effect any public filing or report regarding such transfers.

In addition, the directors and executive officers of the Company, collectively as a group (other than Sam L. Susser and Sam J. Susser, respectively, to which this clause shall not apply) may sell up to an aggregate of 300,000 shares of Common Stock (including shares of Common Stock underlying stock options granted to such individuals), which proceeds from such sales may be used (i) to purchase common units sold pursuant to the initial public offering of Susser Petroleum Partners LP, (ii) in the case of shares of Common Stock underlying stock options, to fund the payment of the exercise price of such options and/or (iii) to pay any taxes associated with any gains realized in connection with the sale of such shares of Common Stock or exercise of such options.

Notwithstanding the foregoing, if:

(1)          during the last 17 days of the 90-day lock-up period, the Company issues an earnings release or material news or a material event relating to the Company occurs; or

(2)          prior to the expiration of the 90-day lock-up period, the Company announces that it will release earnings results or becomes aware that material news or a material event will occur during the 16-day period beginning on the last day of the 90-day lock-up period, the restrictions imposed by this lock-up agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, as applicable, unless the Representatives waive, in writing, such extension. The extension of the lock-up period set forth in this paragraph shall not apply if the Company meets the requirements set forth in SEC Rule 139(a)(1) and the Common Stock constitutes an “actively traded security” as defined in Regulation M.

The undersigned agrees that, prior to engaging in any transaction or taking any other action that is subject to the terms of this lock-up agreement during the period from the date of this lock-up agreement to and including the 34th day following the expiration of the initial 90-day lock-up period, it will give notice thereof to the Company and will not consummate such transaction or take any such action unless it has received written confirmation from the Company that the 90-day lock-up period (as may have been extended pursuant to the previous paragraph) has expired.

The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Lock-Up Securities except in compliance with the foregoing restrictions.

Very truly yours,

STRIPES HOLDINGS, L.P.

By:	WCM GenPar III, L.P., its General Partner

By:	WCM GenPar III GP, LLC, its General Partner

By:	/s/ William F. Dawson, Jr.
	Name:	William F. Dawson, Jr.
	Title:	Authorized Person

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